Exhibit 99.1
ASTA FUNDING, INC.
Moderator: Gary Stern
March 10, 2009
11:00 am CT

Operator:	Good afternoon. My name is (Brittany) and I will be your conference operator today. At this time I would like to welcome everyone to the Asta Funding Inc.’s First Quarter Financial Results conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time simply press star, then the number 1 on your telephone key pad. If you have already done so, please press the pound sign now, then press star 1 again to ensure your question is registered.

Thank you. Mr. Lowenstein you may begin your conference.

Adam Lowenstein:	Thank you (Brittany). Good afternoon. And thank you all for joining us for today’s conference call hosted by Asta Funding. On the call with me today is Mr. Gary Stern, Chief Executive Officer, Mr. Bill Williams, Chief Operating Officer, and Mr. Bob Michel, Chief Financial Officer.

Before I turn the call over to our hosts let me take a few minutes to read the forward-looking statement. Except for historical information contained herein the matters set forth in this conference all are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.

Although Asta Funding Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions there can be no assurance that its expectations will be realized.

Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding Inc.’s expectations. Factors that could contribute to such differences include those identified in Asta Funding Inc.’s form 10-K for the fiscal year ended September 30, 2008 and those described from time to time in Asta Funding Inc.’s other filings with the Securities and Exchange Commission.

News releases and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all and may not be able to continue its quarterly dividend program.

Asta Funding Inc.’s reports with the Securities and Exchange Commission are available free of charge through its Web site at www.astafunding.com. With that out of the way let me turn the discussion over to Gary Stern, Chairman and Chief Executive Officer of Asta Funding. Gary, please proceed.

Gary Stern:	Thank you everyone. Good afternoon and thank you for joining today’s conference call — which is intended to update the investment community.

It has been a while since our last gathering and obviously a lot has transpired since then. The various discussions with our lenders precluded us from filing our financial statements in a timely fashion. Despite the delays I am pleased that we were able to complete discussions with our lenders and find agreeable terms.

Now that those discussions are behind us as well as being current on our SEC filings we can continue to work on rebuilding on past successes. We do have (the way results) to make portfolio purchases and will do so as the investment committee sees fit.

Regarding purchases we are finally starting to see some portfolios that meet our strict criteria and have bid on a few select ones. But we’ll continue to remain patient during the current economic state.

Bill Williams, our COO, will continue now with the discussion.

Bill Williams:	Thank you Gary. Welcome everyone. As reported, Asta incurred a net loss of $7.8 million for the quarter as compared to net income of $13.3 million during 2007’s first quarter. The primary driver of this was $21.4 million pre-tax of impairments.

None of the impairment was related to the 2007 large portfolio purchase — which is now on cost recovery. Aside from being a seasonally challenging quarter we managed to have (gross) collections of $65.8 million without any material purchases of new portfolios.

During the (fire) quarter of last year there were material purchases in that — (gross) collections that we had of $89.3 million. Overall collections for the comparable quarters were over — were down 26.3%.

We continue to anticipate collections to be challenging for the foreseeable future. While we do have the credit availability to make purchases of new portfolios and we’ve recently seen pricing become more attractive, the investment committee sees no urgency to purchase new portfolios but will continue to bid on those that can meet internal rates of return.

In the interim our debt levels have been reduced and debt reduction will continue to remain a priority throughout the year.

I’ll now turn the call back to Gary.

Gary Stern:	Thank you Bill. We have lots of work ahead of us. (Asta) is very viable and I look forward to updating shareholders as progress occurs. That concludes our formal remarks. Bill, Bob and I would like to open the call for any questions.

In the interest of time we please ask you limit your questions to one per person with one follow-up. Operator, first question please.

Operator:	If you would like to ask a question press star then the number 1 on your telephone key pad. Your first question comes from Sameer Gokhale.

Sameer Gokhale:	Hi. Just a couple of quick ones. The first one was can you just clarify for a second exactly how much capacity you had to buy portfolio — to fund portfolio purchases with — based on existing credit availability? And the second unrelated question was on the impairment charges, can you give us some additional perspective on what was driving those?

You know, we’ve heard from some competitors that their impairment charges were driven by a, you know, a change in the curve — the shape of the collections curve with more debtors basically requesting payment plans as opposed to making lump-sum payments. Is that the same dynamic driving your impairment charges as well? Thank you.

Gary Stern:	As far as — we presently owe $49.3 million on our facility to a lending group — to the (IBB) Group Consortium of Banks. And we — our line was reduced to $80 million by June 30. Now, the line is due in the middle of July. We’re presently negotiating with banks to get a renewal on that facility.

So at the present time I would say we could comfortably invest $3 million to $4 million to $5 million a month for the next few months. And then we’ll see what our facility is. We’re hopeful of getting a decent facility in. Between the facility and the cash flow anticipated we’ll hopefully be able to, you know, increase those and (increase) the availability of purchases above 5 million. But that we’ll have to see.

The cash flow on Asta overall we’ve been paying the banks back about $8 million a month with very minimal purchases. So the loan is cutting down pretty nicely.

Now as far as — we have always accepted payment plans. We do accept settlements. As I mentioned in several calls we’re very strict on our settlements and even in today’s times we have not adjusted our psychology. So we have certain thresholds that we allow (our services) to settle for and if they want a lower amount they have to actually — we have a whole department set up for what could lower the threshold.

Settlement — now of course we will settle (in time to lessen the) threshold but we are not concerned or afraid of setting payment plans up. Now what we have seen because of the economy is that more people are unable to come up with a lump-sum cash settlement that meets our strict criteria. So we are, you know, accepting more payment plans.

Now part of that creates impairments but we do have impairments because of the economy where cash collections are not coming in as expected. So that’s rather impaired.

Sameer Gokhale:	Okay thank you.

Gary Stern:	You’re welcome.

Operator:	Once again if you would like to ask a question press star then the number 1. Your next question comes from Kia Hamadani.

Kia Hamadani:	Yes hi. I was wondering if during the recent weakness in the share price and from what appears to be a lack of confidence coming from the market does Asta as a company or any of the officers have any plans of purchasing shares to kind of instill some confidence in the market?

Gary Stern:	At this point we have not focused on that. We obviously had other things to focus on. And we’re not ready to comment on that at this point. But we wanted to get, you know, our place in order — so to speak — to get these lines in place and work through it.

So at this point we’re certainly considering it but we’re not going to comment one way or the other.

Kia Hamadani:	Okay thank you.

Operator:	Once again star 1 if you do have a question. We’ll pause for just a moment to compile the Q and A roster. Your next question comes from John Deysher.

John Deysher:	Good afternoon. Regarding the quarter’s results the SG&A I think was about 7 million or so — up from about 5.8. Were there any nonrecurring charges in that 7 million? And if so, how much?

Man:	On that particular question there aren’t any what you say nonrecurring. There are fees related to our bank agreements and to get those set up. But to your point going forward we see with our closing in Pennsylvania and some other steps that we’ve taken that our expenses should run about 1.8 to $1.9 million a month.

John Deysher:	One point eight to 1.9 per month you said?

Man:	Per month.

John Deysher:	Okay so that’s 5.4 or so per quarter. All right so that’s kind of the run rate going forward. Okay good. And secondly, I got a couple of technical questions on the negotiation disclosure in the 10-Q. Who do we follow up with at this point now that Mitch is gone? Gary? Bill? Bob?

Gary Stern:	We’re going to have an actual — all of us are available but we will be announcing shortly a phone number for an investor (call) and we’ll — all of us will be there and at least two people will be on the phones to respond to your calls. So you can call (this investor number). Until we set this up I suggest you call Bill Williams.

John Deysher:	Call Bill Williams. Very good. Thank you.

Gary Stern:	You’re welcome.

Operator:	Your next question comes from Alan Gelband.

Alan Gelband:	Hi Gary. Nice job on dealing with a very difficult situation. My question is under any of the bank agreements are you stopped from buying stock or paying a dividend?

Gary Stern:	With that I don’t believe we’re permitted — Asta’s not — we’re not permitted to buy stock under the loan agreement. And the dividend — we can pay this.

Alan Gelband:	You can pay a dividend?

Gary Stern:	Yes.

Alan Gelband:	But you can’t buy stock back? Okay.

Operator:	Once again press star 1 for any questions. Your next question comes from Peter Drotchie.

Peter Drotchie:	Yes, hi guys. Congratulations on getting that deal renegotiated. And Gary I just have some questions about the rate of which you’re paying down debt and whether your intention is to get it all paid down. I just want to make sure I kind of have my facts straight.

You currently owe about 49 million. And by the way I tend to think of that in two buckets; one bucket being the kind of the portfolio and the other being all the rest of the — (Asta) calls it the legacy portfolios.

So that’s your IBD group. You owe about 49 million on that. You’re paying it down at about 8 million a month. So that would be...

Gary Stern:	Seven to eight million a month, yes.

Peter Drotchie:	So in six, eight months if this pace continues — and I guess I’d be curious to see what you think is foreseeable if it would continue — you’d have that paid down to zero. That sound right?

Gary Stern:	I — look to be on the safe side I would say, you know, we don’t know how the economy will change, if it changes at all. Hopefully it gets better and not worse. But we feel pretty comfortable that we would pay them back within 11, 12 months without an issue, to give us a little bit of a cushion.

Peter Drotchie:	Right, okay.

Gary Stern:	With that being said we want to buy portfolios. We did not see — we have not seen too many portfolios that, you know, that we feel were priced according to our returns — expectations. Now most recently in the last few weeks we have bid on a couple of portfolios. We’re not (successful) but we believe we’ll be closer to where we would be comfortable in today’s environment to bidding.

So we do hope and expect and have intensions of buying portfolios. We will be out there bidding. So our objective is to pay down debt of course, but really overall objective is to keep the cash collections steady or hopefully increase them and buy new profitable portfolios.

Peter Drotchie:	Right. (And as a) shareholder that would be my objective to see you fulfill that as well. But I’m just trying to get my mind around what appears to be just a giant disconnect between the reality of the company and, you know, the — certainly the (market cap) of the company.

So when I look at your accrual basis portfolio — sticking with my two bucket analogy — you know, you have - for an estimated remaining collection in the Q you list what I totaled about 220 million only on the accrual basis portfolio. Does that sound about right? It’s on page 32 of the Q.

And so in 11 to 12 months you’d have the debt paid down to zero. You’re estimating that you’d have another 220 million in remaining collections just on the accrual basis portfolios, not any of the cost recovery basis portfolios. What is the balance currently on the cost recovery portfolios that are outside of the Seneca portfolio?

Man:	(Unintelligible).

Peter Drotchie:	Okay. I’m sorry are you guys still checking that?

Gary Stern:	Forty-one million on the cost recovery and the accrual is how much? One sixty six. Where are you reading - we’re looking at the Q. Where are you seeing that it’s 220?

Peter Drotchie:	Well I’m looking specifically on totaling the column on page 32 on my pdf — which is the estimated remaining collections. So it’s not on your cost basis. I see that you have 166 of accrual basis portfolios based upon — that’s your cost basis, correct? That’s not...

Man:	Yes. We’re on the same page.

Peter Drotchie:	Yeah, okay. And I realize I’m jumping back and forth between different things here.

Man:	So 41 million on cost recovery (unintelligible).

Peter Drotchie:	Right.

Gary Stern:	Excluding the Great Seneca.

Peter Drotchie:	Excluding the Great Seneca. So, you know, what I’m trying to get my mind around is you have 41 million of cost portfolios, 166 million of accrual basis portfolios left based upon just your cost. You know, call it 200 million just — and, you know, in eight to nine, ten, 11 months you’ll have — you would have your debt paid down potentially and be — (so you’ve left it) at least a hundred and — you know, call it round numbers — fifty or sixty million of assets.

Gary Stern:	Another caveat to it let me — we do have as part of the agreement we made we (did give a junior lien) to Bank of Montreal for 8 million that soon, you know, in five years (is not interest bearing). So that is a debt that will have to be paid if we do not pay off the Bank of Montreal loan on the merits of the assets that are backing it.

In addition is 8.2 million in (sub-debt) from the, you know, the (unintelligible) family as far as debt is concerned.

Peter Drotchie:	Right. I’m aware of that.

Gary Stern:	Okay I just wanted everyone on the phone to be clear. But so I’m sorry to interrupt you. Will you continue?

Peter Drotchie:	Yeah sure. And again I apologize for jumping around. So my question is I mean given that — there seems to be a huge disconnect between the market cap of the company and the assets that — even on a cost basis — that you have outside of Seneca. And at the investor day we went through what we call the “Doom’s Day scenario” where okay God forbid that the Seneca portfolio — the Great Seneca just was uncollectible, we had to give that back. And, you know, that hasn’t come to fruition luckily and thank God.

But, you know, under that scenario we — you felt as though Asta would still be able to be a going concern and still be able to, you know, earn a substantial return aside from that. And that seems to have been proven out based upon the way that the portfolio’s performing in the rest of (Asta’s called the) legacy portfolio.

So my question is has anything happened with the economy in the last six months — I guess we had the investor day in June or so — to change that thesis? Do you see that the collections have slowed to a point where, you know, that has changed dramatically?

Gary Stern:	The collections have slowed to — well by collecting, they have slowed there so we are comparing apples to apples. We have not purchased — we have purchased very little in the last year. So our collections have slowed this year versus last year. The economy has hurt us somewhat. But in our opinion the collections in the Asta portfolio are not bad compared to what’s going on in the economy. We’ve been able to pay down our debt.

I believe our debt was about 170 million about 13 or 14 months ago to the (IBB) groups from what I recall. Hopefully I’m accurate on that. If I’m not I’ll have to get back to you. Now it’s down to $49 million.

So along the way we’ve had impairments because not every portfolio is worth the expectations, and candidly there will be more impairments in this economy. So the economy has hurt us somewhat. It tends to drag out some of the payments longer than we expected because it was so full of payment plans.

But overall, you know, we’re comfortable where our debt levels are now and we feel we’re in a good position to now take advantage of what we believe is a (charge-off) portfolio market that is more attractive.

Peter Drotchie:	And just a follow-up to that I mean I guess (deeper my point is that) even in good times no one really — or very few people willingly are happy about paying you, correct? I mean you’ve got judgments that you’re pursuing through either wage garnishments or through just trying — in whatever ways that you implement the cost in those judgments.

And I mean I’m assuming that to the extent that the credit markets have changed dramatically. Borrowers who once were able to get subprime credits where perhaps they were not required to payoff a judgment now that subprime credit no longer exists and so far may have to be paying you in order to get any credit — in order to purchase a new car or whatever the necessity is that they need to finance in modern life. Are you seeing any kind of uptick in that regard or can you get down to that granular level to see that people are paying you because they’re trying to clean up their credit debt to have access and only prime credit?

Gary Stern:	We find a fewer credit bureau increases today in the environment and what we’ve seen was in the past, you know, we do — as you know there’s a significant amount of judgment, both in the Great Seneca portfolio, called the legacy portfolio.

So in the past there were refinancings going on and many people were applying for new mortgages and new homes were bought and we would get paid off in that manner. A lot of that has obviously stopped. So remedies really are judgments, so are bank garnishments or wage garnishing.

As the economy improves and the housing market comes back we do hope and expect — we hope to let the refinancing market come back and then we’ll have more people that are sitting there storming judgment come around and need to do something with it.

But we have seen a decrease in credit bureau.

Peter Drotchie:	Okay great. Thanks guys.

Gary Stern:	Thank you.

Operator:	Your next question comes from the line of Bill Caton.

(Greg Turlman):	Yeah hi. This is (Greg Turlman) for Bill Caton. Good morning.

Gary Stern:	Morning.

(Greg Turlman):	Gary I wanted to talk about the intrinsic value of, you know, the portfolios, both the Seneca and the (non-Seneca) portfolios. I believe during investor day last year Cameron Williams made a statement that, you know, if a paper has assets, you know, its value immediately, you know, jumps from $0.05 to $0.25 to $0.30. Do you think that’s true? Do you think that applies equally, you know, to paper with liens on it as opposed to paper with garnishments on it?

Gary Stern:	Let me just say this. If you’re talking about the resale market, is that what you’re referring to?

(Greg Turlman):	Yes I’m talking about the actual, you know, market actual cash transaction - actual transactions you’ve seen recently for paper with assets.

Gary Stern:	We haven’t seen any recently. And we have not seen any. And I would take a venture to say that the price is probably — the values would be less because of the housing market. And just the overall economics condition in this country.

(Greg Turlman):	Where will you put it at?

Gary Stern:	That’s really hard to ascertain. Really is. It’s really hard to ascertain in today’s environment.

(Greg Turlman):	Okay. Well then would you say paper with a garnishment is more valuable than a paper without a garnishment?

Gary Stern:	Yes assuming they keep their jobs.

(Greg Turlman):	Okay. So that would create an immediate jump up in the value of that paper?

Gary Stern:	We would hope it would but in today’s crazy world without a merger or all of a sudden there’ll be 18,000 less employees. So things happen. So it’s more than unknown as far as the viability of some one’s employment. But if they’re there for a long time and they’re employed and you’re garnishing then yes, the value goes up.

(Greg Turlman):	Getting back to the, you know, the value of Seneca alone, I know when you bought it initially I believe a lot of the, you know, the assets or the — were related to liens on houses rather than garnishments I believe in the Seneca — I believe those liens were on houses like in New York, Pennsylvania, New Jersey, maybe Maryland.

And I was wondering are — have you done analysis of that paper — the Seneca portfolio for those individual houses to see whether they’re, you know, upside down or the mortgage is worth less than the house? Or, you know, have you done — gone granular on that? You know, the Seneca portfolio as of today or what the value of the real estate, you know?

Gary Stern:	We haven’t done that. We don’t think that’s a viable way to look at it today. Just (we’ll) try to, you know, find value in these judgments, for jobs, for bank attachments and the housing market is not good at the present time. So we’re not about to foreclose on anybody. We’re waiting for the housing market to come back.

(Greg Turlman):	And then the liens or the garnish that you have on the, you know, the (non-Seneca) portfolios do you think around 5% would be a good figure to use for that?

Bill Williams:	This is Bill. The issue we have right now — and Gary briefly touched on it — whether it’s the Great Seneca portfolio or it’s the (legacy) portfolio to hope something like that in today’s market with the way it’s been shifting is reasonable. We think that what is out there right now is a collection stream that will continue.

The underlying value of these portfolios will be generated over the course of this time and collections will be extended out. The sale market will come back. What’s happened in the sale market — the resale market is very similar to what’s happening to the direct issuers. And that is prices have declined.

And we’ve seen some people withdraw their offerings because of the pricing that they’re being bid. So while we’re a buyer on the one hand and want to see the lower prices on the other hand to just go out and sell our portfolio today wouldn’t be getting the true value of the portfolio.

(Greg Turlman):	Right. So — but yeah. I would certainly — I’m not suggesting you do that. But Cameron what you’re saying — if I interpreted it — is as the environment normalizes you will get a normalized market in the resale market for this paper. And the value will return to the values that you said during investor day.

Bill William:	We think over time the markets will return. The question will become at what point and to what level?

(Greg Turlman):	Okay and also I just want to make one additional point. You know, the point you said on investor day about, you know, the value of paper with assets going from $0.05 to $0.25 to $0.30 that’s just what the buyer is paying for it. But he would expect to collect would be more than that because otherwise he wouldn’t buy it at $0.25 just to get $0.25. So he would expect to, you know, collect $0.50 on the dollar. Isn’t that right for a rational buyer that is in the industry?

Bill William:	I mean it really depends on the assets. Put a particular price on it I mean we really can’t do that. If you’re saying does a buyer buy to lose money, I agree. They’re not out there to lose money. They have in a mind a profit return. Just as we do when we’re buying accounts in the marketplace.

(Greg Turlman):	Right. So obviously even if the resale market of papers being transacted in a normalized resale environment at $0.25 to $0.30 that buyer would expect to get, you know, in your case I think you’d expect at 25% return or something like that annualized that the buyer would be expecting if you get something definitely more than that price, you know, something closer to $0.50.

Bill William:	I really can’t tell you how much they’d be trying to get. They’ll have their own internal rates of return that they want. I mean for instance everybody has a different borrowing rate. So that, you know, gets driven into what’s there. That means we have to look at it yes, they’re out there to buy it and to make a profit on it.

(Greg Turlman):	Right. Just one other point. I believe in the most recent quarter you had a fair amount of portfolio sales. Could you comment on the price you’re getting for those portfolio sales during the quarter you just (recorded)?

Bill William:	Actually we only had like two sales in the first quarter. We sold an amount of paper out of the Great Seneca portfolio and we sold a small portfolio besides that that was basically credit card paper. And we felt that in the marketplace for what was there, the value that we received was more than we could collect.

Operator:	We have reached the allotted time for questions and answers. At this time I would turn the call back over to Gary Stern for closing remarks.

Gary Stern:	Thank you for participating in today’s conference call. We look forward to speaking to you shortly. Have a great day.

Operator:	This concludes today’s conference call. You may now disconnect.
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